Exhibit 3.8

LIDO CASINO RESORT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIDO CASINO RESORT, LLC

This Limited Liability Company Agreement (this “Agreement”) of Lido Casino Resort, LLC, a Nevada limited liability company (the “Company”), dated as of November 14, 1997, is adopted and entered into by Lido Casino Resort Holding Company, LLC, a Delaware limited liability company (“Lido Resort Holding”), as managing member (“Managing Member”) and as non-managing member (“Non-Managing Member”) (a “Member” and collectively, with all other Persons who from time to time become Members pursuant to this Agreement, the “Members”), pursuant to and in accordance with the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.571, as amended from time to time (the “Act”), and the terms of this Agreement.

WHEREAS, the Company was formed on October 14, 1997, pursuant to the Act, to construct, hold, own, manage and operate the Lido Casino Resort, a large-scale themed hotel, casino, retail, meeting and entertainment complex located in Las Vegas, Nevada (the “Lido Casino Resort”) and to engage in any lawful act or activity for which limited liability companies may be formed under the Act and in any and all activities necessary or incidental to the foregoing.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1 “Adjusted Capital Account” shall mean, with respect to any Member, such Member’s Capital Account balance, increased by such Member’s share of Company Minimum Gain and Member Minimum Gain.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person, that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such Person; provided, that, the Company and its Managing Member shall not be deemed to be Affiliates for purposes of Sections 2.9 and 2.10. “Control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

1.3 “Articles” shall mean the articles of organization of the Company attached hereto as Exhibit A.

1.4 “Bank Facility” shall mean the Bank Credit Agreement dated as of November 14, 1997, among Venetian Casino Resort, LVSI, the lenders named therein, Goldman Sachs Credit Partners, L.P., as arranger and syndication agent, and the Bank of Nova Scotia, as administrative agent, as revised, amended, modified or restated.

1.5 “Capital Account” shall mean, with respect to each Member, the capital account of such Member, maintained as set forth in Section 4.1.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

1.7 “Company Minimum Gain” shall mean “partnership minimum gain,” as defined in § 1.704-2(b)(2) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(d) of the Treasury Regulations.

1.8 “Depreciation” shall mean, with respect to any fiscal year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Depreciation shall be determined either (a) in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for Federal income tax purposes with respect to such asset bears to the adjusted Federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted federal income tax basis of zero, the rate of Depreciation shall be as determined by the “tax matters partner,” or (b) as set forth in Treasury Regulations Section 1.704-3(d)(2) if the Company, pursuant to Section 4.6(b), uses the remedial method of allocations under Section 704(c) of the Code.

1.9 “Effective Tax Rate” shall mean, for any year, the percentage determined by the tax matters partner to be a reasonable estimate of the highest marginal combined Federal, state and local income tax rate (giving effect to the deduction of state and local income taxes, as applicable, for Federal and state income tax purposes), applicable to individuals residing in the state of Nevada with respect to the taxable income allocated to the Members by the Company for Federal income tax purposes.

1.10 “Final Determination” shall mean (i) a decision, judgment, decree or other order by a court of original jurisdiction which has become final (i.e., the time for filing an appeal shall have expired), (ii) a closing agreement made under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) in any case where judicial review shall be unavailable, a decision, judgment, decree or other order of an administrative official or agency which has become final.

1.11 “GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time.

1.12 “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except that (i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value at the time such asset is contributed or deemed contributed for purposes of computing Capital Accounts, (ii) upon a contribution of money or other property to the Company by a new or existing Member as consideration for an interest in the Company, and upon a distribution of money or other property to a retiring or continuing Member as consideration for an interest in the Company, the Gross Asset Value of all of the assets of the Company shall be adjusted to equal their respective gross fair market values, (iii) the Gross Asset Value of any asset distributed in kind to any Member shall be the gross fair market value of such asset on the date of such distribution, and (iv) the Gross Asset Value of any asset determined pursuant to clauses (i) or (ii) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.

1.13 “LVSI” shall mean Las Vegas Sands, Inc. and its successors.

1.14 “Loan” shall mean (i) any indebtedness of Venetian Casino Resort and LVSI under the Bank Facility, (ii) any indebtedness of Venetian Casino Resort, LVSI and Grand Canal Shops Mall Construction, LLC under the loan agreement between LVSI, Venetian Casino Resort and GMAC Commercial Mortgage Corporation, as revised, amended, modified or restated, (iii) any indebtedness under the 12 1/4% Mortgage Notes due 2004 issued by Venetian Casino Resort and LVSI pursuant to the indenture dated as of November 14, 1997, among Venetian Casino Resort, LVSI and First Trust National Association, as trustee, as revised, amended, modified or restated or (iv) any indebtedness under the 14 1/4% Senior Subordinated Notes due 2005 issued by Venetian Casino Resort and LVSI pursuant to the indenture, dated as of November 14, 1997 among Venetian Casino Resort, LVSI and First Union National Bank, as trustee, as revised, amended, modified or restated.

1.15 “Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain,” as defined in § 1.704-2(i)(2) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(i)(3) of the Treasury Regulations.

1.16 “Member Nonrecourse Debt” shall mean “partner nonrecourse debt,” as defined in § 1.704-2(b)(4) of the Treasury Regulations.

1.17 “Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions,” as defined in § 1.704-2(i)(l) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(i)(2) of the Treasury Regulations.

1.18 “Net Profit” or “Net Loss” shall mean, with respect to any fiscal year, the taxable income or loss of the Company as determined for federal income tax purposes, with the following adjustments:

(i) Such taxable income or loss shall be increased by the amount, if any, of tax-exempt income received or accrued by the Company;

(ii) Such taxable income or loss shall be reduced by the amount, if any, of all expenditures of the Company described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under § 1.704(b)(2)(iv)(i) of the Treasury Regulations;

(iii) If the Gross Asset Value of any asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(iv) Gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and

(v) In lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

1.19 “Nonrecourse Deductions” shall have the meaning set forth in § 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for any year equals the excess, if any, of the net increase in the amount of Company Minimum Gain during such year over the aggregate amount of any distributions during such year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with § 1.704-2(c) of the Treasury Regulations.

1.20 “Nonrecourse Liability” shall have the meaning set forth in § 1.704-2(b)(3) of the Treasury Regulations.

1.21 “Person” shall mean any individual, partnership, company, corporation, limited liability company, trust, estate, unincorporated association, syndicate, joint venture or organization, or any government or any department, agency or political subdivision thereof, or any other entity.

1.22 “Transfer” shall mean any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition of any interests. “Transferor” and “Transferee” have correlative meanings and, in addition, shall mean any Person who, in the case of a Transferor, issues securities and, in the case of a Transferee, acquires securities so issued.

1.23 “Treasury Regulations” shall mean the Income Tax Regulations promulgated under the Code, as amended from time to time.

1.24 “Venetian Casino Resort” shall mean Venetian Casino Resort, LLC and its successors.

1.25 Cross References. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:

Act	Preamble
Agreement	Preamble
Capital Account	4.1
Company	Preamble
Covered Person	8.2(a)
Deficit Member	4.5(e)
Effective Date	2.3
Lido Casino Resort	Preamble
Lido Resort Holding	Preamble
Loan Documents	2.9(b)
Managing Member	Preamble
Members	Preamble
Non-Managing Member	Preamble
Regulatory Allocations	4.5(f)
tax matters partner	6.6

1.26. Usage Generally. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. If there is only one Member of the Company, references to “Members” and similar terms in this Agreement shall be deemed to refer to such sole Member.

ARTICLE II

FORMATION; NAME; TERM

2.1 Formation. Lido Resort Holding formed the Company as a limited liability company on October 14, 1997, under and pursuant to the provisions of the Act. The Members hereby agree that the Company shall be governed by the terms and conditions of this Agreement.

2.2 Company Name. The name of the Company shall be Lido Casino Resort, LLC.

2.3 Effective Date. This Agreement shall become effective upon the execution of this Agreement by the Members (the “Effective Date”).

2.4 Term. The Company shall have perpetual existence unless sooner dissolved or terminated as provided in the Act or this Agreement.

2.5 Registered Agent and Office. The Company’s registered agent and office in Nevada shall be Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, NV 89101.

2.6 Principal Place of Business. The principal place of business of the Company shall be at 3355 Las Vegas Boulevard, South, Las Vegas, Nevada 89109 or at such other or additional place or places as the Members shall determine from time to time. The Company may have other offices, either within or outside of the State of Nevada, at such place or places as the Members may from time to time designate or the business of the Company may require.

2.7 Filings. The Members promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

2.8 Purpose. The purpose for which the Company is formed and the nature of business proposed to be transacted and carried on by it shall be limited to the following: (i) to construct, hold, own, manage, market and operate a hotel, casino, resort, meeting, convention, retail and entertainment complex known as the Lido Casino Resort (the “Property”), located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada, (ii) to engage in the casino gaming, hotel, and resort business at the Property and any activity and business incidental, directly related or similar thereto, (iii) to enter into and perform casino lease or casino management agreements with any Affiliate or other Person, (iv) to own equity interests in any Persons that (a) are engaged or proposed to be engaged in any business described in this Section 2.8 and (b) are formed to acquire and hold directly or indirectly equity interests in any Persons described in clause (iv)(a), (v) to enter into any transaction with any of its Affiliates (as defined below) to the extent permitted under this Agreement, and (vi) to engage in any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, convention, trade show, meeting, recreation, retail sale or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel and resort business operated by the Company (including, without limitation, incurring indebtedness or providing guarantees, security interests or other forms of credit support in connection with the business activities described above) and owning and operating joint ventures to supply materials or services for the construction or operation of the Property).

2.9 Assets.

(a) So long as any of the Loan remains outstanding, the Company shall not take title to any personal or real property other than in the name of the Company.

(b) So long as any of the Loan remains outstanding, the Company shall not commingle its property with the property of any of its Affiliates, except as permitted under the documents evidencing, securing or otherwise relating to the Loan (collectively, as the same may from time to time be amended, the “Loan Documents”).

2.10 Separateness from Affiliates. So long as any of the Loan remains outstanding, the Company shall (a) pay solely from its assets all obligations of any kind incurred by it and not pay from its assets the obligations of any other Person, except to the extent otherwise expressly permitted under the Loan Documents; (b) conduct business solely in its own name, and hold itself out as a separate entity; (c) not enter into or be a party to any transaction with any Affiliate, except on terms which are no less favorable to the Company than would be obtained in a comparable arm’s length transaction with an unrelated third party, except as permitted under the Loan Documents; (d) not acquire obligations or securities of its Members or any other Affiliates of such Members, except to the extent otherwise expressly permitted under the Loan Documents; (e) not make loans to any other Person or buy or hold evidence of Indebtedness issued by any other Person, except as permitted under the Loan Documents; (f) maintain its bank accounts, books, and records on a separate basis from those of any other Person and maintain a principal executive and administrative office through which its business is conducted separate from that of any Affiliate; provided, however, that the Company and any of its Affiliates may have offices in the same location provided there is a fair and appropriate allocation of overhead costs, if any, among the Company and/or any such Affiliates and each of the Company and any such Affiliates bears its fair share of such costs; (g) disclose in any consolidated financial statements for a group of which the Company is a member, the Company’s separate legal existence and indicate that the assets and liabilities of the Company are intended to be available only to the creditors of the Company; (h) observe all limited liability company formalities regarding its existence, including, without limitation, memorializing the determinations of the Managing Member on all significant transactions, paying the salaries of its own employees, if any (or paying a proportionate share of the salary of any employee of any Affiliate who performs work for both the Company and such Affiliate) and preparing, filing and paying all taxes of the Company; (i) use separate stationery, invoices and checks; (j) correct any known misunderstanding regarding its separate identity; (k) not identify itself as a division of any other Person; and (l) not be the obligor or guarantor of, otherwise responsible for, the payment of any obligations for borrowed money, except as permitted under the Loan Documents. Nothing hereinabove contained shall in any way limit the ability of the Company to pay distributions to its Members.

2.11 Authorized Person. Renee Blango-Michie hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Articles.

ARTICLE III

CONTRIBUTIONS

3.1 Capital Contributions.

(a) On or before the Effective Date, the Members shall make the following contributions to the capital of the Company:

(i) The Non-Managing Member shall contribute $990; and

(ii) The Managing Member shall contribute $10.

(b) The respective percentage interests (each a “Percentage Interest” and collectively “Percentage Interests”) of the Members in the Company shall be as follows:

Member	Percentage Interest
The Non Managing Member	99%
The Managing Member	1%

(c) From time to time, the Members may make additional capital contributions to the Company as agreed to by the Members.

ARTICLE IV

CAPITAL ACCOUNTS: ALLOCATIONS

4.1 Capital Accounts. A separate capital account (a “Capital Account”) shall be maintained for each Member. Each Member’s Capital Account shall be credited with (a) the amount of such Member’s capital contribution made in cash, (b) the fair market value (net of liabilities assumed or taken subject to) of all property contributed by such Member, (c) such Member’s allocated share of Net Profit of the Company and (d) any items of income and gain allocated to such Member pursuant to Section 4.5. Each Member’s Capital Account shall be reduced by (a) the amount of any cash distributions to such Member, (b) the fair market value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Member, (c) such Member’s allocated share of Net Loss of the Company and (d) any items of deduction and loss allocated to such Member pursuant to Section 4.5.

4.2 Allocation of Net Profit. Net Profit shall be allocated to the Members in proportion to their Percentage Interests.

4.3 Allocation of Net Loss. Net Loss shall be allocated to the Members in proportion to their Percentage Interests.

4.4 Interim Allocations Due to Percentage Interest Adjustment. Except as may be otherwise agreed to by the Members, in the event of a transfer of an interest in the Company, the Company’s Net Profit or Net Loss shall be allocated among the Members for the periods before and after the change or transfer based on an interim closing of the books. This Section 4.4 shall apply both for purposes of computing a Member’s Capital Account and for Federal income tax purposes, unless the Members otherwise agree.

4.5 Regulatory Allocations.

(a) Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with § 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with § 1.704-2(0(6) of the Treasury Regulations. This Section 4.5(a) is intended to comply with the minimum gain chargeback requirement in § 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Notwithstanding any other provisions of this Article IV except Section 4.5(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with § 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with § 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with §1.704-2(0(4) of the Treasury Regulations. This Section 4.5(b) is intended to comply with the minimum gain chargeback requirement in §1.704-2(1) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions for any year shall be allocated as Net Loss pursuant to Section 4.3.

(d) Any Member Nonrecourse Deductions for any year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with § 1.704-2(i)(1) of the Treasury Regulations.

(e) Notwithstanding any other provision of this Article IV, no Member shall be allocated in any fiscal year of the Company any Net Loss to the extent such allocation would cause or increase a deficit balance in such Member’s Adjusted Capital Account, taking into account all other allocations to be made for such year pursuant to this Article IV and the reasonably expected adjustments, allocations and distributions described in § 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations. Any such Net Loss that would be allocated to a Member (the “Deficit Member”) shall instead be allocated to the other Members. Moreover, if a Deficit Member unexpectedly receives an adjustment, allocation or distribution described in

§ 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Member’s Adjusted Capital Account (computed after all other allocations to be made for such year pursuant to this Article IV have been tentatively made as if this Section 4.5(e) were not in this Agreement), such Deficit Member shall be allocated items of income and gain in an amount equal to such deficit balance. This Section 4.5(e) is intended to comply with the qualified income offset requirement of § 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(f) The allocations set forth in Sections 4.5(a) through 4.5(e) (the “Regulatory Allocations”) shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(g) For purposes of § 1.752-3(a)(3) the Members’ shares of “excess nonrecourse liabilities” shall equal their respective shares of Nonrecourse Deductions.

4.6 Certain Tax Matters.

(a) Except as otherwise provided herein, all items of Company income, gain, deduction and loss shall be allocated among the Members in the same proportion as they share in the Net Profit and Net Loss to which such items relate.

(b) Income, gain, loss or deductions of the Company shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the

Company and their respective Gross Asset Values upon contribution. In furtherance of the foregoing, the Managing Member shall determine which of the methods prescribed in such Regulations the Company shall employ.

ARTICLE V

DISTRIBUTIONS

5.1 General. No Member shall be entitled to receive any distribution from the Company except as provided in this Agreement. Except as otherwise provided in Sections 5.2 and 10.4, distributions of Company cash or other property shall be made semi-annually (to the extent permitted by the debt agreements and instruments of the Company) at such times and in such amounts as may be determined by the Managing Member. Any such distribution shall be made to the Members in proportion to their Percentage Interests.

5.2 Tax Distributions.

(a) Notwithstanding the provisions of Section 5.1 , if it is anticipated that the allocations of Net Profit for any year pursuant to Section 4.2 will result in the Members recognizing taxable income with respect to the Company for such year, the Members shall make a good faith estimate of the amount of such taxable income to be recognized by each of the Members, and distributions of Company cash shall be made to each of the Members in an amount equal to the Effective Tax Rate multiplied by such Member’s allocations of Net Profit for such year pursuant to Section 4.2. Distributions required to be made pursuant to this Section 5.2(a) shall be made in quarterly installments in a timely manner so that the Members may pay any estimated or required income or similar taxes, and snail be treated, at the election of the Managing Member, either as (i) amounts to be distributed pursuant to Section 5.1 or (ii) advances against such amounts.

(b) The computation of the amounts required to be distributed pursuant to Section 5.2(a) for any year shall be adjusted (i) prior to each distribution for such year, (ii) upon the filing of the Company’s Federal income tax return for such year, (iii) upon any Final Determination of the Company’s taxable income for such year and (iv) at any other time when in the good faith judgment of the Managing Member it appears that a prior estimate has been incorrect, in each case so as to take into account actual determinations and/or revised estimates of the Members’ shares of taxable income for such year for Federal income tax purposes. Following any such adjustment, the amounts to be distributed pursuant to Section 5.2(a) shall be adjusted appropriately, or additional distributions shall be made, so as to give effect to such actual determinations and/or revised estimates.

5.3 Limits on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member’s interest if such distribution would violate the Act or other applicable law.

ARTICLE VI

BOOKS; RECORDS; ACCOUNTING; FINANCIAL AND TAX MATTERS

6.1 Accounting Method. The Company shall keep its accounting records and shall report its profits or losses on the accrual method of accounting in accordance with GAAP.

6.2 Accounting Records. The Company shall keep complete and accurate business and accounting records reflecting all transactions of the Company. The Company’s records shall be maintained at the principal place of business of the Company and shall be subject to inspection or examination by the Members at all reasonable times.

6.3 Fiscal Year. The fiscal year of the Company initially shall end on December 31 of each year.

6.4 Reports.

(a) Upon the request of any Member, as soon as practicable but in any event within 120 days after the close of each fiscal year of the Company, the Company shall prepare and deliver, or cause to be prepared and delivered, to each Member the following financial statements: (i) a balance sheet of the Company as at the end of such fiscal year; (ii) a statement of net profit and net loss for such fiscal year; and (iii) a statement of cash flows of the Company for such fiscal year.

(b) The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any. A copy of such returns shall be furnished to each of the Members.

(c) The Company shall furnish the Members with all Company information required to be reported in the tax returns of the Members for tax jurisdictions in which the Company is considered to be doing business, including a report indicating each Member’s share for income tax purposes of the Company’s income, gain, credits, losses and deductions within 180 days after the end of the Company’s fiscal year or as soon thereafter as possible, if the Company is unable to provide such information within such 180 day period.

6.5 Bank and Investment Accounts. All funds of the Company shall be deposited in its name in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Managing Member may designate.

6.6 Records. The Company shall keep at its registered office such records as are required by the Act and by the Nevada Gaming Control Act, as amended from time to time.

6.7 Tax Matters Partner. The “tax matters partner” (as such term is defined in Section 6231(a)(7) of the Code) of the Company shall be the Managing Member.

6.8 Classification as a Partnership. The parties hereto intend that the Company be classified as a partnership for federal tax purposes effective as of the date of this Agreement. The tax matters partner shall not file an election for the Company to be taxable as an association, and shall, for and on behalf of the Company, take all steps as may be required to maintain the Company’s classification as a partnership for federal tax purposes. By executing this Agreement, each of the parties hereto consents to the authority of the tax matters partner to make any such election and shall cooperate in the making of such election (including providing consents and other authorizations that may be required).

ARTICLE VII

MANAGEMENT BY THE MANAGING MEMBER

7.1 Management by the Members. The Company shall be managed solely by the Managing Member. The Non-Managing Member shall have no voting or consent rights except to the extent required by law or provided for herein.

7.2 Admission of New Members. No new members shall be admitted without the consent of all the existing Members except in accordance with the transfer provisions contained in Article IX. Prior to the admission of an additional member of the Company or the issuance of a profit interest, the Members shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the admission of such additional member or the issuance of such profit interest.

7.3 Appointment of Officers. The Managing Member may, from time to time, appoint officers of the Company, hire Company executives, and set the compensation of such officers and executives.

7.4 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Act, and except for the powers of the Managing Member pursuant to Section 7.1, no Member shall have the power to act for or on behalf of, or to bind, the Company.

ARTICLE VIII

LIABILITY; EXCULPATION; INDEMNIFICATION

8.1 Liability of Members; Reimbursement of Managing Member. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act and other applicable law. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that such Member shall remain personally liable for the payment of any capital contributions required by Article III, and as otherwise set forth in this Agreement, the Act and any other applicable law. The Managing Member shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses that are incurred by the Managing Member in its performance of the services rendered as Managing Member of the Company or that otherwise directly relate to the purpose of the Company as provided in Section 2.8 hereof.

8.2 Duties and Liabilities of Covered Persons.

(a) To the extent that, at law or in equity, any Member, any Affiliate of a Member or any shareholders, partners, members, employees, representatives or agents of a Member or their respective Affiliates, any officer or any employee or agent of the Company (each a “Covered Person”) has duties (including fiduciary duties) and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.

(b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered

Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

(c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

8.3 Indemnification.

(a) The Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Covered Person is or was a Member, officer, employee or agent of the Company, or that such Covered Person is or was serving at the request of the Company as a partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

(b) The indemnification provided by this Section 8.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8.3 shall continue as to a Covered Person who has ceased to be a Member, officer, employee or agent (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

ARTICLE IX

TRANSFERS

9.1 General Restrictions. No Member may Transfer all or any portion of such Member’s interest (including any beneficial interest therein), unless the following conditions are met: (i) the other Member approves the Transfer, which approval may be withheld in such other Member’s sole discretion; (ii) an instrument of Transfer in form and substance satisfactory to such other Member, executed by the Transferor and the Transferee of the interest, together with such additional instruments and documents as shall be requested by such other Member, shall be delivered to the Company; and (iii) the Transferee shall, if so requested, assume the obligations, if any, of the Transferor to the Company. Any Person that acquires an interest pursuant to this Article IX shall assume all obligations of the transferring Member.

9.2 Violative Transfers. No Member may make a Transfer of an interest in the Company in violation of Section 9.1, and any such Transfer shall be null, void and without effect.

9.3 Substituted Member. As a condition to the admission of any Person as a substituted Member, the Person to be admitted shall execute and acknowledge such instruments, in form and substance satisfactory to the non-transferring Member as such Member may deem necessary or desirable to effectuate such admission, and shall confirm that the individual’s legal representative, committee or other entity to be admitted as a Member has agreed to be bound by all of the covenants, terms and conditions of this Agreement, as the same shall have been amended.

ARTICLE X

BANKRUPTCY; TERMINATION;

DISSOLUTION; LIQUIDATION AND WINDING-UP

10.1 Bankruptcy. The Managing Member is authorized to file, on behalf of the Company, a petition for relief under title 11 of the United States Code.

10.2 Termination of the Company. In the event of the affirmative agreement for a dissolution of all of the Members, the Company shall be terminated on the 90th day after the occurrence of such event.

10.3 Liquidation and Winding-Up. If the Company is dissolved pursuant to Section 10.1, the Company shall be liquidated and wound up in accordance with the Act and the following provisions:

(a) The assets, properties and business of the Company shall be liquidated by the Members as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Members not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (c); provided, however, that the fair market value of such properties and assets shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

(b) Net Profit or Net Loss of the Company for the year of liquidation shall be credited or charged to the Capital Accounts of the Members in accordance with the allocation provisions set forth in Sections 4.2 and 4.3, respectively.

(c) The proceeds of sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (b) above, and valued at the fair market value thereof as provided in such subsection (b), shall be applied and distributed as follows, and in the following order or priority:

(i) First, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for;

(ii) Second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Members arising out of, or in connection with, the Company;

(iii) Third, the remaining proceeds to the Members in proportion to their Percentage Interests.

(d) A Certificate of Cancellation shall be filed with the Secretary of State of the State of Nevada by the Members.

10.4 Survival of Rights, Duties and Obligations. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

10.5 Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their contributions to the

Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or delivered personally to such party, or telegraphed, telexed, sent by facsimile transmission or sent by overnight courier, in each case to the addresses or facsimile telephone numbers therefor set forth below:

If to Lido Resort Holding:

Lido Casino Resort Holding Company, LLC.

3355 Las Vegas Boulevard, South

Room II

Las Vegas, Nevada 89109

Attention: General Counsel

or to such other address, in any such case, as any party hereto shall have last designated by notice to the Managing Member. Notice shall be deemed to have been given on the day that it is so delivered personally, telegraphed, telexed or sent by facsimile transmission and the appropriate answerback received or, if sent by overnight courier, shall be deemed to have been given one day after delivery by the courier company, or if mailed, three days following the date on which such notice was so mailed.

11.2 Entire Agreement; Non-Waiver. This Agreement constitutes the entire agreement of the parties hereto. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature thereof.

11.3 Amendments. This Agreement may be amended from time to time only upon the written approval of the Managing Member and the other Members.

11.4 Further Assurances. Each of the Members hereby agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby), and specifically the Act, as amended from time to time. Clark County, Nevada, shall be the exclusive venue for any action brought by any party in any way related to this Agreement.

11.6 Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.8 Table of Contents and Headings. The table of contents and headings in this Agreement are solely for convenience of reference and shall not affect the interpretation or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their respective duly authorized officers or partners, on the date first above written.

MANAGING MEMBER

LIDO CASINO RESORT HOLDING COMPANY, LLC

By:	Lido Intermediate Holding Company, LLC, as managing member

	By:	Venetian Casino Resort, LLC, as sole Member

		By:	Las Vegas Sands, Inc., as managing Member

		By:	/s/ WILLIAM P. WEIDNER
			Name:	William P. Weidner
			Title:	President

NON-MANAGING MEMBER

LIDO CASINO RESORT HOLDING COMPANY, LLC

By:	Lido Intermediate Holding Company, LLC, as managing member

	By:	Venetian Casino Resort, LLC, as sole Member

		By:	Las Vegas Sands, Inc., as sole Member

		By:	/s/ WILLIAM P. WEIDNER
			Name:	William P. Weidner
			Title:	President

FIRST AMENDMENT

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIDO CASINO RESORT, LLC

This First Amendment (the “First Amendment”), dated as of June     , 2002, to the Limited Liability Company Agreement (the “Agreement”) of Lido Casino Resort, LLC, a Nevada limited liability company (the “Company”), dated as of November 14,1997, is adopted and entered into by Lido Casino Resort Holding Company, LLC, a Delaware limited liability company (“Lido Resort Holding ”), as managing member (“Managing Member”) and as non-managing member (“Non-Managing Member”) (the “Member” and collectively, with all other Persons who from time to time become Members pursuant to the Agreement, the “Members”), pursuant to and in accordance with the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.590, as amended from time to time (the “Act”), and the terms of the Agreement.

WHEREAS, in accordance with the Act and Section 11.3 of the Agreement, the Member, being all the members of the Company, desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

2. Amendment to Section 1.2. Section 1.2 of the Agreement is hereby amended as follows: the first sentence is deleted in its entirety and replaced by the following:

“Affiliate” shall mean, with respect to any Person, any other Person, that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such Person.

3. Amendment to Section 1.4. Section 1.4 of the Agreement is hereby amended as follows: the heading and text of Section 1.4 of the Agreement is hereby deleted in its entirety and replaced by the words “Intentionally Omitted.”

4. Amendment to Section 1.14. Section 1.14 of the Agreement is hereby amended as follows: the heading and text of Section 1.14 of the Agreement is hereby deleted in its entirety and replaced by the words “Intentionally Omitted.”

5. Amendment to Section 1.25. Section 1.25 of the Agreement is hereby amended as follows: the defined term “Loan Documents” and corresponding section reference are hereby deleted in its entirety.

6. Amendment to Section 2.8. Section 2.8 of the Agreement is hereby amended and restated as follows:

Purpose. The purpose for which the Company is formed and the nature of business proposed to be transacted and carried on by it shall be limited to the following: (i) to construct, hold, own, manage, market and operate a hotel, casino, resort, meeting, convention, retail and entertainment complex known as the Lido Casino Resort (the “Property”), located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada, (ii) to engage in the casino gaming, hotel, and resort business at the Property and any activity and business incidental, directly related or similar thereto, (iii) to engage in any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, convention, trade show, meeting, recreation, retail sale or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel and resort business operated by the Company (including, without limitation, incurring indebtedness or providing guarantees, security interests or other forms of credit support in connection with the business activities described above) and owning and operating joint ventures to supply materials or services for the construction or operation of the Property), and (iv) to engage in any other lawful activity.

7. Amendment to Section 2.9. Section 2.9 of the Agreement is hereby amended as follows: the heading and text of Section 2.9 of the Agreement is hereby deleted in its entirety and replaced by the words “Intentionally Omitted.”

8. Amendment to Section 2.10. Section 2.10 of the Agreement is hereby amended as follows: the heading and text of Section 2.10 of the Agreement is hereby deleted in its entirety and replaced by the words “Intentionally Omitted.”

9. Continuing Effect of the Agreement. Except as specifically set forth in this First Amendment, the Agreement shall remain unmodified and in full force and effect.

10. Governing Law. This First Amendment shall be governed by, and construed under, the laws of the State of Nevada (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby), and specifically the Act and the Nevada Gaming Control Act, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed, by their respective duly authorized officers or partners, on the date first above written.

MANAGING MEMBER

LIDO CASINO RESORT HOLDING COMPANY, LLC

By:	Lido Intermediate Holding Company, LLC, as managing member

	By:	Venetian Casino Resort, LLC, as sole Member

		By:	Las Vegas Sands, Inc., as managing member

		By:		/S/ DAVID FRIEDMAN
			Name:	David Friedman
			Title:	Secretary

NON-MANAGING MEMBER

LIDO CASINO RESORT HOLDING COMPANY, LLC

By:	Lido Intermediate Holding Company, LLC, as managing member

	By:	Venetian Casino Resort, LLC, as sole Member

		By:	Las Vegas Sands, Inc., as managing member

		By:		/S/ DAVID FRIEDMAN
			Name:	David Friedman
			Title:	Secretary

SECOND AMENDMENT

TO

THE LIMITED LIABILITY COMPANY AGREEMENT

OF

LIDO CASINO RESORT, LLC

This Second Amendment (the “Second Amendment”), dated as of September     , 2004, to the Limited Liability Company Agreement (the “Agreement”) of Lido Casino Resort, LLC, a Nevada limited liability company (the “Company”), dated as of November 14, 1997, as amended, is adopted and entered into by Lido Intermediate Holding Company, LLC, a Delaware limited liability company (“Lido Intermediate”), as managing member (“Managing Member”) and as non-managing member (the “Non-Managing Member”) (the “Member” and collectively, with all other Persons who from time to time become Members pursuant to the Agreement, the “Members”), and Lido Casino Resort Holding Company, LLC, a Delaware limited liability company (“LCR Holding”), the former managing member and former non-managing member (the “Former Member”), pursuant to and in accordance with the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.590, as amended from time to time (the “Act”), and the terms of the Agreement.

WHEREAS, in accordance with the Act and Article IX of the Agreement, the Former Member has transferred the Former Member’s interest in the Company to the Member; and

WHEREAS, in accordance with the Act and Section 11.3 of the Agreement, the Member, being all the members of the Company, desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

2. Amendment to Preamble. The initial paragraph of the Preamble to the Agreement is hereby amended and restated as follows:

This Limited Liability Company Agreement (this “Agreement”) of Lido Casino Resort, LLC, a Nevada limited liability company (the “Company”), dated as of November 14, 1997, as amended, is adopted and entered into by Lido Intermediate Holding Company, LLC, a Delaware limited liability company (“Lido Intermediate Holding”), as managing member (“Managing Member”) and as non-managing member (“Non-Managing Member”) (a “Member” and collectively, with all other Persons who from time to time become Members pursuant to this Agreement, the “Members”), pursuant to and in accordance with the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.571, as amended from time to time (the “Act”), and the terms of this Agreement.

3. Amendment to Section 1.25. Section 1.25 of the Agreement is hereby amended as follows: the defined term “Lido Resort Holding” and corresponding section reference are deleted in their entirety; a new defined term “Former Managing Member” and the corresponding section reference “2.1” are added; a new defined term “Former Non-Managing Member” and the corresponding section reference “2.1” are added.

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4. Amendment to Section 2.1. Section 2.1 of the Agreement is hereby amended as follows: the initial sentence is deleted in its entirety and replaced with the following language: “Lido Casino Resort Holding Company, LLC, a Delaware limited liability company and the former managing member (the “Former Managing Member”) and the former non-managing member (the “Former Non-Managing Member”) of the Company, formed the company on October 14, 1997, under and pursuant to the provisions of the Act.”

5. Amendment to Section 3.1(a). Section 3.1(a) of the Agreement is hereby amended and restated as follows:

“On or before the Effective Date, the Former Managing Member and the Former Non-Managing Member shall have made the following contributions to the capital of the Company:

(i) The Former Non-Managing Member shall have contributed $990; and

(ii) The Former Managing Member shall have contributed $10.”

6. Continuing Effect of the Agreement. Except as specifically set forth in this Second Amendment, the Agreement shall remain unmodified and in full force and effect.

7. Governing Law. This Second Amendment shall be governed by, and construed under, the laws of the State of Nevada (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby), and specifically the Act and the Nevada Gaming Control Act, as amended from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed, by their respective duly authorized officers or partners, on the date first above written.

MANAGING MEMBER

LIDO INTERMEDIATE HOLDING COMPANY, LLC

By	Venetian Casino Resort, LLC, as sole member

	By	Las Vegas Sands, Inc., as managing member

		By:	/s/
Name:
Title:

NON-MANAGING MEMBER

LIDO INTERMEDIATE HOLDING COMPANY, LLC

By	Venetian Casino Resort, LLC, as sole member

	By	Las Vegas Sands, Inc., as managing member

		By:	/s/
Name:
Title:

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FORMER MEMBER

LIDO CASINO RESORT HOLDING COMPANY, LLC

By	Lido Intermediate Holding Company, LLC, as managing member

	By	Venetian Casino Resort, LLC, as sole member

		By	Las Vegas Sands, Inc., as managing member

		By:	/s/
Name:
Title:

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